UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): October 12, 2010

Homeowners Choice, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-34126	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2340 Drew Street, Suite 200

Clearwater, Florida 33765

(Address of Principal Executive Offices)

(727) 213-3600

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8. Other Events

Item 8.01 Other Events

On October 12, 2010, we entered into purchase agreement to acquire 1,542,894 shares of the common stock United Insurance Holdings Corp. (“United”) from an unrelated third party for a total purchase price of $4,551,637, or approximately $2.95 per share. We entered into the agreement, the closing of which is subject to regulatory approval, for investment purposes and as an indication of our serious interest in exploring with United the possibility combining our companies. We believe the agreed-upon purchase price would make the acquisition of the United shares a good investment and that there might be synergies, efficiencies and business opportunities to be derived from a combination of the two companies. Depending on numerous factors, some of which are set forth below, we may purchase from time to time in the open market or privately negotiated transactions additional shares of United common stock.

In determining whether to purchase additional shares of United common stock, we intend to consider various factors, including the results of our investigation of United’s financial condition, business and prospects, other developments concerning United, the reaction of United to our planned ownership of shares of common stock and our attempt to initiate discussions as to a potential business combination, price levels of the United common stock, other business opportunities available to us, and other general economic, monetary and stock market conditions. Depending upon the factors referred to above, and other relevant considerations, we may determine to dispose of all or a portion of the United common stock.

A copy of the purchase agreement appears as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01 Exhibits.

Exhibit 99.1 Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 19, 2010.

HOMEOWNERS CHOICE, INC.

BY:	/s/ Richard R. Allen
Name:	Richard R. Allen
Title:	Chief Financial Officer

A signed original of this Form 8-K has been provided to Homeowners Choice, Inc. and will be retained by Homeowners Choice, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.